Exhibit 99.1

KLR Energy Acquisition Corp. Announces Pricing of $80,000,000 Initial Public Offering

HOUSTON, March 10, 2016 /PRNewswire/ — KLR Energy Acquisition Corp. (the "Company" or "KLR Energy"), an oil and gas exploration and production focused special purpose acquisition entity, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering of 8,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the NASDAQ Capital Market ("NASDAQ") and trade under the ticker symbol "KLREU" beginning March 11, 2016. The closing of the Company's initial public offering is expected to be consummated on or about March 16, 2016. Each unit consists of one share of the Company's Class A common stock and one warrant, enabling the holder thereof to purchase one share of the Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols "KLRE" and "KLREW," respectively.

EarlyBirdCapital is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,200,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from EarlyBirdCapital, Attn.: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, NY 10017, email: jcarter@ebcap.com, tel: (212) 661-0200.

A registration statement relating to the securities has been declared effective by the SEC on March 10, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KLR Energy

KLR Energy is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus efforts on seeking a business combination with a company or companies in the oil and gas exploration and production industry. KLR Energy is being sponsored by KLR Energy Sponsor, LLC, an affiliate of KLR Holdings, LLC.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and final prospectus for the Company's offering to be filed with the Securities and Exchange Commission ("SEC"). Copies will be available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE KLR Energy Acquisition Corp.